Exhibit 3.20

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

EAGLE US 2 LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Eagle US 2 LLC (the “Company”) is effective as of October 22, 2012.

1.                                      Formation of Limited Liability Company.  The Member (as defined below) hereby agrees to form the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control to the extent permitted by law.

2.                                      Members.  The identity and address of the member of the Company (the “Member”) and its percentage membership interest of the Member in the Company (“Membership Interest”) is set forth on Schedule I attached hereto, which Schedule may be amended from time to time by the Member to reflect the substitution of the Member and the address of such substituted Member effected in accordance with the terms of this Agreement.1

3.                                      Capital Subscriptions.  Simultaneously with the execution hereof, the Member is contributing $1.00 to the Company in exchange for its Membership Interest. The Member may contribute cash or other property to the Company as it shall decide, from time to time.

4.                                      Purpose.  The purpose of the Company is to engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

5.                                      Name.  The name of the Company shall be “Eagle US 2 LLC”.

6.                                      Registered Agent and Principal Office.  The registered office and registered agent of the Company in the State of Delaware shall be as the Board of Managers may designate from time to time. The Company may have such other offices as the Board of Managers may designate from time to time.

7.                                      Term of Company.  The Company shall commence on the date a Certificate of Formation first is properly filed with the Secretary of State of the State of Delaware and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement or the Act may specify.

8.                                      Authorized Person.  Lauren D. Gojkovich is hereby designated as an authorized person within the meaning of the Act, and shall have the power and authority to execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation her powers as

(1) Eagle Spinco Inc. is the successor-in-interest to the interests, rights and obligations of the Member under this agreement.

authorized person shall cease, and the Managers thereupon shall each become a designated authorized person and shall continue as a designated authorized person within the meaning of the Act.

9.                                      Management of Company.  Subject to the provisions of the Act, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction the Board of Managers. Each of the Managers shall constitute a “manager” within the meaning of that term set forth in the Act. All actions by the Company that would require approval of the board of directors or stockholders of a corporation formed under Delaware law or for which it would be customary, using good practice, to obtain such approval, shall require the approval of the Board of Managers. Subject to the prior approval of the Board of Managers and to the other provisions of this Agreement, each Manager shall have the authority to exercise all rights, powers and privileges granted by the Act and this Agreement with respect to the Company and its business and affairs.

(a)                                 Number of Managers; Initial Managers.  The number of Managers shall be determined from time to time by the Member. The initial number of Managers shall be one. The initial Manager to hold office from and after the date of this Agreement until his resignation or removal pursuant to this Agreement and until his successor is appointed and qualified pursuant to this Agreement, is as follows: Michael H. McGarry

(b)                                 Appointment and Removal of Managers.  Managers shall be appointed by the Member. Any Manager or the entire Board of Managers may be removed at any time, with or without cause, by the Member. Any person may resign as Manager by delivery of written notice to the Member. Any Manager may be removed for any reason, with or without cause, by the Member.

(c)                                  Majority Vote; Proxies.  The Board of Managers shall act by majority vote of the Managers then in office. Any Manager absent from a meeting of the Board of Managers may be represented by any other Manager, who may object to notice on behalf of, cast the vote of and otherwise exercise the powers of the absent Manager, according to the written instructions, general or specific, provided by such absent Manager, a copy of which instructions shall be given to the Company and the other Managers prior to or at the meeting.

(d)                                 Vacancies.  Any vacancy occurring for any reason on the Board of Managers shall be filled by the Member. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

(e)                                  Meetings of Managers.  Meetings of the Board of Managers for any purpose or purposes may be called at any time by any Manager. Notice of the time and place of each meeting shall be delivered personally or by telephone to each Manager, or sent by first-class mail, courier service or facsimile transmission or by electronic mail, charges prepaid, addressed to such Manager at his or her address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, at his or her last known address. In case such notice is mailed, it shall be deposited in the United States mail at least seven days prior to the time of the holding of the meeting. In case such notice is delivered by any other method as above provided, it shall be so delivered at least 48 hours prior to the time of the holding of the meeting. Confirmation of delivery by courier, facsimile transmission or electronic mail shall constitute conclusive evidence of such delivery. Delivery to a Manager of notice of the time and place of a meeting of Managers by any of the means specified in this subsection shall constitute due, legal and personal notice to such Manager.

(f)                                   Quorum; Participation in Meetings By Conference Telephone Permitted.  Except as hereinafter provided, presence of at least a majority of the authorized number of Managers at a meeting of the Board of Managers constitutes a quorum for the transaction of business. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can communicate with and hear one another.

(g)                                  Place of Meetings.  Meetings of the Board of Managers shall be held at any place within or without the State of Delaware that has been designated from time to time by the Board of Managers. In the absence of such designation, meetings of the Board of Managers shall be held at the principal executive office of the Company.

(h)                                 Waiver of Notice; Consent to Meeting.  Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

(i)                                     Action by Board of Managers Without a Meeting.  Any action required or permitted to be taken by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the Managers entitled to vote thereon were present and voted. Such written consent or consents may be in counterparts and transmitted by facsimile or electronic mail and shall be filed with the minutes of the proceedings of the Board of Managers. Such actions by written consent shall have the same force and effect as a vote of the Board of Managers.

10.                               Officers.  The Board of Managers may, from time to time, designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, prescribe or as may be provided in this Agreement. The Board of Managers may assign titles to particular officers. Unless the Board of Managers otherwise specifies, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board of Managers pursuant to this Section 10. Except as otherwise provided in this Section 10, each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Managers.

(a)                                 President.  Subject to any limitations imposed by this Agreement, the Act, or any determination by the Board of Managers, the President (subject to the general control of the Board of Managers) shall be the chief executive officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its officers, employees and agents, shall supervise generally the affairs of the Company, and shall have full authority to execute all documents and take all actions that the Company may legally take. Any person or entity dealing with the Company may rely on the authority of the President as to all such Company actions without further inquiry. The President shall exercise such other powers and perform such other duties as may be assigned to him or her by this Agreement or the Board of Managers.

(b)                                 Senior Vice President.  The Company may have one or more Senior Vice Presidents, who shall exercise such other powers and perform such other duties as may be assigned to them by this Agreement or the Board of Managers.

(c)                                  Vice Presidents.  The Company may have one or more Vice Presidents, who shall exercise such other powers and perform such other duties as may be assigned to them by this Agreement or the Board of Managers.

(d)                                 Treasurer.  The Company may have a Treasurer, who shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Managers.

11.                               Indemnification of Managers, Officers and Other Authorized Representatives.

(a)                                 Indemnification of Authorized Representative in Third Party Proceedings.  The Company shall indemnify, to the fullest extent permitted by the Act as now or hereafter in effect, any person (i) who was or is an “authorized representative” of the Company (which shall mean for purposes of this Section 11 a Manager or officer of the Company, or a person serving at the request of the Company as a manager, director, officer, or trustee, of another corporation, partnership, joint venture, trust or other enterprise) (each such authorized representative, an “Authorized Representative”) and (ii) who was or is a “party” (which shall include for purposes of this Section 11 the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which shall mean for purposes of this Section 11 any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company) by reason of the fact that such person was or is an Authorized Representative, against expenses (which shall include for purposes of this Section 11 attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by such Authorized Representative in connection with such third party proceeding if such Authorized

Representative acted in good faith and in a manner such Authorized Representative reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding (including any action or investigation that could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Authorized Representative did not act in good faith and in a manner which such Authorized Representative reasonably believed to be in or not opposed to, the best interests of the Company, or, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

(b)                                 Indemnification of Authorized Representatives in Corporate Proceedings.  The Company shall indemnify, to the fullest extent permitted by the Act as now or hereafter in effect, any Authorized Representative who was or is a party or is threatened to be made a party to any “corporate proceeding” (which shall mean for the purposes of this Section 11 any threatened, pending or competed action or suit by or in the right of the Company to procure a judgment in its favor or investigative proceeding by the Company) by reason of the fact that such person was or is an Authorized Representative, against expenses actually and reasonably incurred by such Authorized Representative in connection with the defense or settlement of such corporate action if such Authorized Representative acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Authorized Representative shall have been adjudged to be liable for negligence or misconduct in the performance of such Authorized Representative’s duty to the Company unless and only to the extent that the Delaware Court of Chancery (“Court of Chancery”) or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Authorized Representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)                                  Mandatory Indemnification of Authorized Representatives.  To the extent that an Authorized Representative has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such Authorized Representative shall be indemnified against expenses actually and reasonably incurred by such Authorized Representative in connection therewith without the necessity of a determination set forth in subsection (d) of this Section 11.

(d)                                 Determination of Entitlement to Indemnification.  Any indemnification under subsections (a) through (c) of this Section 11 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Authorized Representative is proper in the circumstances because such Authorized Representative has either met the applicable standard of conduct set forth in subsections (a) or (b) of this Section 11 or had been successful on the merits or otherwise as set forth in subsection (c) of this Section 11 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(i)                                     by a majority vote of the Managers who are not parties to such third party or corporate proceeding, even though less than a quorum;

(ii)                                  by a committee of such Managers designated by a majority vote of Managers who are not parties to such third party or corporate proceeding, even though less than a quorum;

(iii)                               if there are no such Managers, or, even if such Managers are available and a majority of such Managers so directs, by independent legal counsel in written opinion; or

(iv)                              by the Member.

(e)                                  Advancing Expenses.  To the fullest extent not prohibited by applicable law, expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an Authorized Representative by the Company in advance of the final disposition of such third party or corporate proceeding as authorized in the manner provided in subsection (d) of this Section 11 upon receipt of an undertaking by or on behalf of the Authorized Representative to repay such amount unless it shall ultimately be determined that such Authorized Representative is entitled to be indemnified by the Company as authorized in this Section 11. The financial ability of such Authorized Representative to make such repayment shall not be a prerequisite to the making of an advance.

(f)                                   Indemnification by a Court.  Notwithstanding any contrary determination in the specific case under subsection (d) of this Section 11, and notwithstanding the absence of any determination thereunder, any Authorized Representative may apply to the Court of Chancery for indemnification to the extent otherwise permissible under subsections (a) or (b) of this Section 11. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Authorized Representative is proper in the circumstances because such Authorized Representative has met the applicable standards of conduct set forth in subsections (a) or (b) of this Section 11, as the case may be. Neither a contrary determination in the specific case under subsection (d) of this Section 11 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Authorized Representative seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this subsection (f) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Authorized Representative seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(g)                                  Notwithstanding anything contained in this Section 11 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by subsection (f) of this Section 11), the Company shall not be obligated to indemnify any Authorized Representative in connection with a proceeding (or part thereof) initiated by such Authorized Representative unless such proceeding (or part thereof) was authorized or consented to by the Board of Managers.

(h)                                 Indemnification of Employees and Agents.  The Company may, to the extent authorized from time to time by the Board of Managers, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Section 11 to Managers and officers of the Company.

(i)                                     Effect of Amendment or Repeal.  Neither any amendment or repeal of any provision of this Section 11, nor the adoption of any provision of the certificate of formation inconsistent with this Section 11 shall adversely affect any right or protection of any Authorized Representative established pursuant to this Section 11 existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Section 11, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Section 11, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

(j)                                    Insurance.  To the fullest extent permitted by applicable law, the Company may purchase and maintain insurance on behalf of any Authorized Representative against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Authorized Representative against such liability under the provisions of this Section 11.

(k)                                 Scope of Section.  The indemnification and advancement of expenses of Authorized Representative, as authorized by this Section 11, shall (a) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Members or disinterested Managers or otherwise, both as to action in an official capacity and as to action in another capacity, (b) continue as to a person who has ceased to be an Authorized Representative and (c) inure to the benefit of the heirs, executors and administrators of such a person.

(l)                                     Reliance on Provisions.  Each person who shall act as an Authorized Representative of the Company shall be deemed to be doing so in reliance upon rights of indemnification provided by this Section 11.

12.                               Distributions and Allocations.  Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

13.                               Capital Accounts.  At all times during a No Tax Entity Period (as defined in Section 14 below), the Company shall not be required to establish or maintain capital accounts. At all other times, as necessary, a capital account shall be maintained for the Member in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

14.                               Tax Status.  For United States federal income tax purposes, at all times that the Member owns 100% of the Membership Interests in the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701-3. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

15.                               Transfer of Membership Interests.  The Member may transfer its Membership Interests in the Company. The Board of Managers or its designated officer shall be authorized to provide such revisions or amendments to Schedule I as may be necessary from time to time to reflect changes effected in accordance with this Agreement in the membership of the Company. By acceptance of the transfer of the Membership Interests, the transferee of the Membership Interests (i) shall be admitted to the Company as the Member when any such transfer is reflected in the books and records of the Company, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the record holder of the Membership Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement and (v) makes the consents and waivers contained in this Agreement.

16.                               Dissolution and Winding Up.  The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

17.                               Amendments.  This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

18.                               Governing Law.  The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the date first written above.

PPG Industries, Inc.
a Pennsylvania corporation

/s/ Michael H. McGarry
Name: Michael H. McGarry
Title: Executive Vice President

[Signature Page to LLC Agreement]